              [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]     Exhibit 8.1

                                May 5, 2000

First Commerce Bancshares, Inc.
NBC Center
1248 "O" Street
Lincoln, Nebraska 68508

Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

   We have acted as special counsel to First Commerce Bancshares, Inc., a Nebraska corporation ("First Commerce"), in connection with the proposed merger (the "Merger") of a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), with and into First Commerce, upon the terms and conditions set forth in the Amended and Restated Agreement and Plan of Reorganization, dated as of February 1, 2000, as amended and restated as of April 14, 2000, by and among First Commerce, Wells Fargo, First National Bank and Trust Co. of Kearney, The Overland National Bank of Grand Island, Western Nebraska National Bank, and the First National Bank of West Point (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

   For purposes of the opinion set forth below, we have relied, with the consent of First Commerce and the consent of Wells Fargo, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of First Commerce and Wells Fargo dated the date hereof, and have assumed that such statements and representations will be complete and accurate at the Effective Time of the Merger and that all statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement-prospectus included therein (the "Proxy Statement").

   We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Registration Statement and the Proxy Statement (and no terms or conditions therein material to this opinion will be waived), (ii) the Merger will be reported by First Commerce and Wells Fargo on their respective federal income tax returns in a manner consistent with the opinion set forth below, and (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of Nebraska.

   Based upon and subject to the foregoing, under currently applicable United States federal income tax law, it is our opinion that, for United States federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, (ii) no gain or loss will be recognized by the holders of First Commerce common stock upon receipt of Wells Fargo common stock, except with respect to cash received in lieu of fractional shares of Wells Fargo common stock, (iii) the basis of Wells Fargo common stock received, including fractional shares deemed received and redeemed, by the shareholders of First Commerce will be the same as the basis of the First Commerce common stock exchanged therefor and (iv) the holding period of shares of Wells Fargo common stock received, including fractional shares deemed received and redeemed, by the shareholders of First Commerce will include the holding period of the First Commerce common stock, provided that the shares of First Commerce common stock were held as a capital asset as of the Effective Time of the Merger.

First Commerce Bancshares, Inc.
Wells Fargo & Company

May 5, 2000
Page 2

   We express no opinion as to the United States federal income tax consequences of the Merger to stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who dissent from the Merger and receive the fair value of their shares of First Commerce common stock in cash, holders who acquired their shares of First Commerce common stock through the exercise of an employee stock option or right or otherwise as compensation, and holders who hold First Commerce common stock as part of a hedge, straddle, conversion or constructive sale transaction). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "The Merger--U.S. Federal Income Tax Consequences of the Merger" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

   We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz

                                          -------------------------------------